Exhibit 10.27

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT (including Exhibits A and B, the “Settlement Agreement”) is made and entered into as of this 30th day of December, 2011 (the “Effective Date”), by Alphatec Spine, Inc. (“Alphatec”), on the one hand, and Cross Medical Products, LLC (“Cross”) and EBI, LLC (“EBI”), on the other hand. Alphatec, Cross, and EBI are each individually referred to herein as a “Party,” and collectively as the “Parties.”

1. Recitals

1.1. On February 12, 2010, Cross filed an action entitled Cross Medical Products, LLC v. Alphatec Spine, Inc., Case No. SACV10-00176-MRP (MLGx) in the United States District Court for the Central District of California (the “License Action”).

1.2. In the License Action, Cross alleged that Alphatec had breached an April 23, 2003, License Agreement between them by failing to pay royalties on certain “Licensed Product,” as defined in that License Agreement. Alphatec denied the allegations and asserted affirmative defenses and counterclaims.

1.3. On January 14, 2011, Alphatec filed an action entitled Alphatec Spine, Inc. v. Biomet, Inc., Case No. 11cv0089 JLS JMA in the United States District Court for the Southern District of California (“the ‘312 Patent Action”). On May 13, 2011, Alphatec filed a First Amended Complaint that named Biomet Trauma, LLC and EBI, LLC as additional defendants. On June 2, 2011, Alphatec voluntarily dismissed Biomet, Inc. and Biomet Trauma from the case.

1.4. In the ‘312 Patent Action, Alphatec alleged that EBI infringed Alphatec’s U.S. Patent No. 5,290,312 (“the ‘312 patent”) by making, using, and selling certain products, and that EBI actively induced infringement of the ‘312 patent by knowingly and intentionally causing others to infringe. EBI denied infringing the ‘312 patent and asserted affirmative defenses and counterclaims.

1.5. The Actions, including (a) the Complaints, amended Complaint, the defenses and all counterclaims; (b) any and all issues arising out of or relating to alleged breach of License Agreement and alleged infringement of the ‘312 Patent; and (c) any contemplated appeal arising from either the License Action or the ‘312 Patent Action, are collectively referred to herein as the “Disputes.”

1.6. As of the Effective Date of this Settlement Agreement, the Parties have reached an agreement on the terms of a complete and final resolution of the Disputes.

2. Agreement

In consideration of the recitals above, and for other good and valuable consideration, the Parties agree to resolve any and all claims and potential claims that the Parties may have against each other arising out of the Disputes before the Effective Date, whether known or unknown, suspected or unsuspected, and without conceding any wrongdoing. The Parties agree to the following:

2.1 Within three business days of the Effective Date, Alphatec will dismiss with prejudice the ‘312 Patent Action, and Cross will dismiss with prejudice the License Action. To the extent necessary, the Parties’ counsel will provide any signatures or approvals required to effectuate such dismissals.

2.2 As of the Effective Date, the Parties will enter into the Amended License Agreement attached as Exhibit A.

2.3 As of the Effective Date, Alphatec will provide to EBI the covenant attached as Exhibit B, by which Alphatec covenants not to sue EBI (and its current parents, subsidiaries, affiliates, officers, directors, employees, customers, distributors, suppliers, representatives and agents of any kind, and their successors and assigns) on U.S. Patent No. 5,290,312.

2.4 Within ten business days, Alphatec will, and will cause its related entity, Scient’x SAS to, provide to Cross and EBI (and its current parents, subsidiaries, affiliates, officers, directors, employees, customers, distributors, suppliers, representatives and agents of any kind, and their successors and assigns) a covenant not to sue on any rights of Alphatec or Scient’x SAS, including but not limited to any and all patent right held anywhere in the world, now or in the future, by Alphatec or Scient’x SAS. This covenant not to sue will be in perpetuity, but will only apply to those products of Cross and EBI (i) that as of the Effective Date have clearance or approval to be marketed in the United States from the U.S. Food and Drug Administration (or successor entity) (the “FDA”), or as of the Effective Date have obtained a CE mark approval, and (ii) are marketed or sold as of the Effective Date by Cross or EBI (the “Cross/EBI Protected Products”). The foregoing covenant shall also apply to changes in materials, sizes, and other modifications made to Cross/EBI Protected Products, provided that such other modifications would not require a new regulatory filing, letter to file, or any other communication with the FDA if the modified Cross/EBI Protected Product were to be marketed in the U.S.

2.5 Within ten business days, Cross and EBI will provide to Alphatec (and its current parents, subsidiaries, affiliates, officers, directors, employees, customers, distributors, suppliers, representatives and agents of any kind, and their successors and assigns) a covenant not to sue on any rights of Cross or EBI, including but not limited to any and all patent rights held anywhere in the world, now or in the future, by Cross or EBI. This covenant not to sue will be in perpetuity, but will only apply to those products of Alphatec that (i) that as of the Effective Date have clearance or approval to be marketed in the United States from the FDA, or as of the Effective Date have obtained a CE mark approval, and (ii) are marketed or sold as of the Effective Date by Alphatec or its current subsisiaries and affiliates (the “Alphatec Protected Products”). The foregoing covenant shall also apply to changes in materials, sizes, and other modifications made to Alphatec Protected Products, provided that such other modifications would not require a new regulatory filing, letter to file, or any other communication with the FDA if the modified Alphatec Protected Product were to be marketed in the U.S.

2.5 Except as otherwise provided for in the Amended License Agreement, each Party will bear its own fees and costs arising from the License Action and the ‘312 Patent Action.

3. Mutual Releases

3.1 Except as to such rights or claims as may be created by this Settlement Agreement, each Party, on behalf of itself and its respective divisions, affiliates, parties, joint venturers, parents, subsidiaries, predecessor and successor corporations, and past and present partners, directors, officers, shareholders, agents, servants, employees, representatives, assigns, heirs, successor in interest, predecessors in interest, administrators, adjustors and attorneys, hereby releases, remises and forever discharges each other Party, including its respective divisions, affiliates, parents, subsidiaries, predecessor and successor corporations, and past and present partners, directors, officers, shareholders, agents, servants, employees, representatives, assigns, heirs, successors-in-interest, predecessors-in-interest, administrators, adjustors and attorneys from any and all claims, demands, causes of action, obligations under any implied covenant of good faith and fair dealing, damages and liabilities between the Parties heretofore or hereafter arising out of, connected with or incidental to the Disputes (the “Released Matter”).

3.2 It is the intention of the Parties that this Settlement Agreement be effective as a full and final accord and satisfaction release of each and every matter specifically or generally referred to in the Released Matter.

3.2.1 In furtherance of this intention, each Party acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Settlement Agreement, but it is their intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected or unsuspected, which do now exist, may exist or heretofore have existed between them which relate to the Released Matter.

3.2.2. In furtherance of this intention, this release shall be and remain a full and complete general release, notwithstanding the discovery or existence of any such additional or different facts. In particular, each Party hereby waives California Civil Code § 1542, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Party also hereby waives any and all federal and state statutes similar in substance, meaning or application to California Civil Code § 1542.

3.2.3 Each Party warrants and represents to each other Party that it has had the opportunity to consult with an attorney regarding this Settlement Agreement and the effect and import of the release and waiver provisions above have been fully explained to each such Party.

4. Representations and Warranties

Each Party represents and warrants to and agrees with the others as follows:

4.1 The Parties have not been induced to enter into this Settlement Agreement by any representations and warranties made by any other Party to this Settlement Agreement (other than such representations which are expressly contained in this Settlement Agreement).

4.2 The Parties have each had the opportunity to receive independent legal advice from attorneys of their choice with respect to the advisability of making the settlement and release provided herein and of executing this Settlement Agreement. Before the execution of the Settlement Agreement, each Party and/or its attorney has reviewed the Settlement Agreement and has had the opportunity to negotiate revisions to the Settlement Agreement. Further, each Party acknowledges, represents, and declares that it has carefully read this Settlement Agreement, knows the contents and executes the same voluntarily and without duress or pressure.

4.3 There have been no other agreements or understandings between the Parties with respect to the Disputes with the exception of those agreements and understandings memorialized in writing in this Settlement Agreement and its attachments, including the Amended License Agreement and the covenant not to sue.

4.4 Each Party has made such investigation of the facts pertaining to the Disputes, and all of the matters pertaining to them, as it deems necessary.

4.5 Each Party is the sole and lawful owner of all rights, title and interest in and to every claim and other matter released in this Settlement Agreement, and that no Party has assigned, granted or transferred in any way to any other person or entity any of claims, causes of action, costs or demands, or any part thereof, of the Released Matter.

4.6 The Parties further agree to indemnify and hold each other harmless from: (i) any rights, claims, or causes of action that have been assigned or transferred contrary to Section 4.5; and (ii) any and all loss, expense, and/or liability (including attorney fees) arising directly or indirectly from the breach of any of the foregoing representations or warranties contained in Section 4.5.

4.7 The execution, delivery and performance of this Settlement Agreement have been duly authorized by all requisite action on the part of such Party.

4.8 This Settlement Agreement constitutes legal, valid, and binding obligations of such Party, enforceable against such Party in accordance with its terms.

4.9 Any individual signing this Settlement Agreement on behalf of a corporation, partnership or trust has full authority to do so.

5. No Admission

This Settlement Agreement represents the settlement of disputed claims, and it does not represent any admission of liability on the part of any Party, each of which expressly denies such liability. This Settlement Agreement may not be introduced into evidence or used in any action except in connection with an action to enforce the terms of this Settlement Agreement.

6. Confidentiality

6.1 Except as set forth in Section 6.2, the Parties shall keep the terms of this Settlement Agreement confidential.

6.2 Notwithstanding Section 6.1, a Party may disclose:

6.2.1 Anything that is, as of the Effective Date, already publicly available, including facts about the litigation, any findings and holdings made in court orders, and historical facts revealed in court filings, court orders and rulings, or the Parties’ own press releases or regulatory filings.

6.2.2 The fact, amount, and payment structure of the settlement, but only to the extent a Party determines that such disclosure is required by law, including applicable securities rules and regulations.

6.2.3 The fact of the settlement, including that as a result of the settlement Alphatec has waived its right to appeal any of the orders and rulings that the court made against it.

6.2.4(a) As may be otherwise required by applicable law, regulation, or order of a governmental authority of competent jurisdiction, provided that the disclosing Party shall, to the extent legally permissible, provide the other Party with prior written notice of such applicable law, regulation, or order and, at the request of the other Party, use reasonable efforts to limit disclosure and to obtain a protective order or other confidential treatment, (b) in confidence to the professional legal and financial counsel representing such Party, (c) in confidence to insurers or indemnitors, and (d) in confidence to any person or entity covered by the releases, licenses, or covenants granted or referenced in this Settlement Agreement (and its Exhibits), provided that such person or entity is advised of the confidential nature of the disclosure and agrees to comply with this Section.

6.2.5 Any confidential information, with the prior written consent of the other Party or Parties.

6.3 Cross agrees not to make a public disclosure of the settlement before Alphatec does so. Before Alphatec’s public disclosure of the settlement, Alphatec agrees to give Cross the opportunity to review and approve the language of the press release or other document making the disclosure, such approval by Cross not to be unreasonably withheld, conditioned or delayed.

7. Miscellaneous

7.1 Severability. If any term or provision of this Settlement Agreement shall be found to be illegal or unenforceable, then, notwithstanding any such illegality or unenforceability, this Settlement Agreement shall remain in full force and effect and such term or provision shall be deemed to be deleted.

7.2 Entire Agreement. This Settlement Agreement constitutes the entire agreement of settlement and release among the Parties, and there are otherwise no other agreements expanding or modifying its terms. All prior oral and written agreements are expressly superseded by this Settlement Agreement and are of no further force and effect.

7.3 Modification. The provisions of this Settlement Agreement may be modified or amended only in a writing signed by each of the Parties that expressly states that modification or amendment of this Settlement Agreement is intended.

7.4 No Waiver. No breach of any provision of this Settlement Agreement may be waived unless in writing signed by the Party against whom a waiver is asserted. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision.

7.5 Counterparts.

7.5.1 This Settlement Agreement may be signed in counterparts and it shall be fully executed when signed by all Parties whether the signatures of all Parties appear on the original or one or more copies of this Settlement Agreement.

7.5.2 The Parties agree to sign three (3) originals of this Settlement Agreement so that each Party will have a fully executed original version of the Agreement.

7.6 Construction. Each Party to this Settlement Agreement has participated in the drafting and preparation of this Settlement Agreement. Neither this Settlement Agreement nor any of its terms hereof shall be construed against the Parties or their representatives who have drafted the Settlement Agreement or any portion of it.

7.7 Survival of Representations. All representations, warranties, and other agreements contained in this Settlement Agreement shall survive the execution and delivery of this Settlement Agreement by all Parties.

7.8 Admissibility of Agreement. In any action or proceeding relating to this Settlement Agreement (including, but not limited to, actions or proceedings relating to the releases, conferred rights, or retained rights contained in this Settlement Agreement), the Parties stipulate that a fully executed copy of this Settlement Agreement may be admissible to the same extent as the fully executed original of this Settlement Agreement.

7.9 Captions. The captions or headings of the Sections of this Settlement Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any Section of this Settlement Agreement

7.10 Notice and Cure.

7.10.1 All notices and other communications among the Parties in connection with this Settlement Agreement shall be in writing addressed to the following persons or Parties, and shall be deemed duly served, given and received (a) on the date of service, if served personally or sent by telex or facsimile transmission (with appropriate confirmation of receipt) to the Party to whom notice is to be given, or (b) on the fourth day after mailing, if mailed by first class registered or certified mail, return receipt requested, postage pre-paid in the United States mail, or (c) on the next day if sent by a nationally recognized courier for next day service and so addressed as follows:

If to Alphatec:	President and CEO, Alphatec Spine, Inc.

5818 El Camino Real Carlsbad, CA 92008

and	General Counsel and SVP, Alphatec Spine, Inc.

5818 El Camino Real Carlsbad, CA 92008

If to Cross or EBI:	Vice President Finance, EBI LLC, d/b/a Biomet Spine and Bone Healing

100 Interpace Parkway Parsippany, New Jersey 07054

and	Vice President and Division Counsel, EBI LLC d/b/a Biomet Spine and Bone Healing

100 Interpace Parkway Parsippany, New Jersey 07054

7.10.2 The Parties, by like notice, may designate another or additional address(es), facsimile number(s) or person(s) to which notices shall be given in connection with this Settlement Agreement.

7.10.3 In the event that a Party believes that any other Party is in default or breach of any term of this Settlement Agreement, the aggrieved Party shall give written notice of the default or breach by facsimile, personal service, overnight delivery by a nationally recognized courier, or first class registered or certified mail, return receipt requested, to the other Party at the addresses identified below. Such other Party shall then have five (5) business days to rectify the alleged default or breach and shall provide written notice to the complaining Party of steps taken to rectify the alleged default or breach (the “Cure Period”). The complaining Party shall withhold any legal action during the Cure Period, and to the extent that any alleged default or breach shall be cured within the Cure Period, the Parties agree to treat such default or breach as though it had not occurred.

7.11 Governing Law, Choice of Forum, Costs and Fees.

7.11.1 This Settlement Agreement shall be interpreted, construed, and enforced under and according to the laws of the State of California, without regard to the choice of law rules of that or any other jurisdiction. Any action to enforce or interpret this Agreement must be filed exclusively in the Superior Court of Orange County or in the United States District Court for the Central District of California, and the Parties agree that personal jurisdiction and venue are appropriate in those courts.

7.11.2 In any action brought to enforce or interpret this Settlement Agreement, or alleging the breach hereof, the prevailing Party shall be entitled to recover its expenses and costs, including but not limited to actual attorneys’ fees.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the day and year below written.

ALPHATEC SPINE, INC.

		By:	/s/ Dirk Kuyper
		Its:	President and CEO
Date: 12/30/11

CROSS MEDICAL PRODUCTS, LLC		EBI, LLC

By:	/s/ Glen Kashuba	By:	/s/ Glen Kashuba
Its:	President	Its:	President
Date: 12/31/11		Date: 12/31/11